EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.
Wayzata, MN

We hereby consent to the incorporation by reference in this Registration Statement of Dakota Plains Holdings, Inc. (formerly Dakota Plains, Inc.) on Form S-8 of each of our reports dated March 22, 2012, relating to (i) the consolidated financial statements of Dakota Plains, Inc. for the fiscal years ended December 31, 2011 and 2010, (ii) the financial statements of Dakota Petroleum Transport Solutions, LLC for the fiscal years ended December 31, 2011 and 2010, and (iii) the financial statements of DPTS Marketing, LLC for the period from April 29, 2011 to December 31, 2011 appearing in the Form 8-K filed with the United States Securities and Exchange Commission on March 23, 2012, as amended by the Amendment No. 1 on Form 8-K/A filed on July 27, 2012.

/s/ BDO USA, LLP

BDO USA, LLP
Houston, TX
September 20, 2012